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                                                                 EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT


         AGREEMENT dated as of January 1, 1995, between DOVE AUDIO, INC., a California corporation (the "Company"), and DEBORAH RAFFIN (the "Employee").

         The Company desires to employ the Employee as the Vice President of the Company and the Employee is willing to accept such employment, in each case, for the purposes and on the terms and conditions described in the Agreement.

         Accordingly, the Company and the Employee hereby agree as follows:

I.       TERM OF EMPLOYMENT

         The term of the Employee's employment under this Agreement shall be for a period of 7 years, commencing as of January 1, 1995, unless earlier terminated as provided in Article IV hereof (the "Employment Period").

II.      EMPLOYMENT; BOARD MEMBERSHIP; DUTIES AND ACCEPTANCE

         SECTION 2.01. Employment. The Company hereby employs the Employee on a non-exclusive basis to devote such time, energy, attention and skills as may be necessary to faithfully and diligently carry out the affairs of the Company and the promotion of its interests. The Employee shall be the Vice President of the Company, and shall be responsible for such duties and series as may reasonably assigned to her from time to time by the President and/or Board of Directors of the Company, subject always to the direction of the Company's Board of Directors. The Employee shall report to the President of the Company. It is especially understood that this contract does not include the Employee services as actor, producer or director. It is agreed that the Employee will be paid comparable industry standards for such services if the Employee renders them for the Company.

         SECTION 2.02. Board Membership. The Company shall use its best efforts to cause the election of the employee to the Board of Directors of the Company, and to be a member of the Executive Committee of such Board, if there shall be such a committee, for so long as the Employee is employed by the Company hereunder.

         SECTION 2.03. Acceptance of Employment by Employee. The Employee accepts such employment and shall render the services required by this Agreement to be rendered by her.
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III.     EMPLOYEE'S COMPENSATION

         SECTION 3.01. Base Compensation.

              (a) Annual Salary. As compensation for all services to be rendered by her pursuant to this Agreement, the Company shall pay the Employee and the Employee shall accept, an annual salary in the sum of $115,000 (the "Annual Salary"), payable in 24 level payments on the fifteenth and last day of each month.

              (b) Annual Review. Commencing with the first anniversary of the Employee's employment, if any, of the term of this Agreement and annually thereafter during the term of this Agreement, the Annual Salary shall be reviewed by the Board of Directors of the Company and may be adjusted for the then upcoming year but in no event shall the annual salary be less than $115,000, if the Board of Directors of the Company, in its sole discretion, determines that such adjustment is warranted.

         SECTION 3.02. Bonus. In addition to the Annual Salary, the Employee shall be entitled to an annual bonus (the "Bonus") in accordance with the terms and provisions of the executive bonus program to be mutually agreed upon by the Employee and the Company.

         SECTION 3.03. Health Insurance. The Company shall furnish the Employee, without cost to the Employee, full medical and dental insurance and, shall reimburse the Employee's medical and dental expenses up to $25,000 per year for any expenses not covered by the insurance.

         SECTION 3.04. Automobile. The Company shall arrange for and pay all costs (other than a $25 monthly payment for personal use for each such automobile) of owning or leasing and operating an automobile or automobiles for use by the Employee of the make and model authorized by the Company's policies.

         SECTION 3.05. Participation in Other Employee Benefit Plans. The Company shall make available to the Employee the Company benefit program currently in effect or as may be established from time to time by the Company's Board of Directors for senior executives, including without limitation, any incentive compensation plans, pension or profit sharing plans, group benefit plans, bonus plans or other benefit plans.

         SECTION 3.06. Vacation and Sick Leave Provisions. The Employee shall receive such number of working days' vacation each year, exclusive of legal holidays, as mutually agreed upon by the Employee and the Company. The Employee currently receives 4 weeks annually which can be accumulated if not used. In addition, the Employee shall be entitled to sick leave benefits during the term of this Agreement in accordance with the customary policies applied to senior executives of the Company.


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         SECTION 3.07. Reimbursement of Expenses. The Employee is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of and proper receipts for such expenditures. In addition the Employee will also receive a $25,000 annual non-accountable expense account to be used at the Employees' discretion.

         SECTION 3.08. Withholding. All payments due to the Employee under any provisions of this Agreement shall be reduced by any amounts required to be withheld by the Company from time to time from such payments under applicable federal, state or local law regulations then in effect.

IV.      TERMINATION

         SECTION 4.01. Termination by Employee Upon Notice. The Employee may terminate this Agreement, with or without cause, effective upon delivery of 30 days' written notice of termination to the Company.

         SECTION 4.02. Termination by Company for Cause. The Company may, at any time, terminate this Agreement, in case of happening of any of the following events:

              (a) effective upon delivery of 30 days' written notice of termination to the Employee, upon the occurrence of the breach by the Employee of any of her obligations hereunder, if such breach continues for 30 days after receipt by the Employee of notice defining such breach in reasonable detail, unless such breach cannot with due diligence be cured within such 30-day period, in which case such failure shall not be deemed to continue if the Employee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; or

              (b) upon the date specified by notice from the Company to the Employee of the termination of the Employee's employment for cause. For purposes of this subsection, "cause" shall include, action by the Employee involving conviction for violation of any criminal statute constituting a felony, gross misconduct, theft or embezzlement, or repeated failure to render services as contemplated by the terms of this Agreement after at least 30 days' notice of same during which the Employee shall not have effected or begun diligently to effect a cure.

Upon termination pursuant to the provisions of this Section, the Employee would be entitled to receive only such compensation accrued and unpaid as of the termination date.


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         SECTION 4.03. Termination for Death and Disability.

              (a) Death. This Agreement shall be terminated effective immediately and automatically upon the death of the Employee. Upon death, the Employee would be entitled to receive all accrued and unpaid compensation and benefits.

              (b) Permanent Disability. This Agreement shall be terminated effective immediately and automatically upon the permanent disability of the Employee. For purposes of this subsection, "permanent disability" shall be deemed to have occurred if the Employee is unable by reason of illness or physical or mental disability to perform the services required under this Agreement for a period aggregating 6 months within any period of 12 consecutive months during the Employment Period. Upon termination pursuant to the provisions of this subsection, the Employee would be entitled to receive all accrued and unpaid compensation and benefits, less the amount, if any, the Employee is entitled to receive under the terms of the Company's long-term disability insurance policy as and if in effect at the time of termination. Any payments made pursuant to this Section shall be reduced by such amounts as are required by law to be withheld or deducted.

         SECTION 4.04. Effect of Termination. Survival of Obligations. Termination of this Agreement shall not release or discharge either party hereto from any obligation, debt or liability which may previously have occurred and remains to be performed upon the date of termination.

V.       MISCELLANEOUS

         SECTION 5.01. Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given when delivered personally or three days following deposit in the United States mail, first class, postage prepaid, duly addressed:

           If to the Employee, addressed: Deborah Raffin
                                          2630 Eden Place
                                          Beverly Hills, California  90210

           If to the Company, addressed:  Dove Audio, Inc.
                                          301 North Canon Drive, Suite 203
                                          Beverly Hills, California 90210

                                          Attention of Board of Directors

         SECTION 5.02. Assignment. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto. Any attempted assignment, pledge, transfer or other disposition of this Agreement or of any rights, interests or benefits contrary to the foregoing provisions shall be null and void.


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         SECTION 5.03. Conflicting Agreements. The Employee hereby represents and warrants to the Company that her entering into this Agreement, and the obligations and duties undertaken by her hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any employment or other agreement to which she is a party and that she is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

         SECTION 5.04. Indemnification. The Company shall indemnify the Employee and hold the Employee harmless from any claims, actions, charges, expense, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which the Employee was or is a party or is threatened to be made a party arising by reason of the fact that the Employee is or was an employee of the Company.

         SECTION 5.05. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall any party hereto be estopped from enforcing any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the specifically waived.

         SECTION 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         SECTION 5.07. Entire Agreement. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof, and may not be changed orally but only by a written document signed by the party against whom enforcement of waiver, change, modification, extension or discharge is sought.

         SECTION 5.08. Headlines. Headlines contained herein are for convenient reference only; they are not a part of this Agreement and are not to affect in any way the substance or interpretation of the Agreement.

         SECTION 5.09. Survival of Provisions. In case any one or more of the provisions of any portion of any provision contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making the Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

         SECTION 5.10. Arbitration; Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to the American Arbitration Association in


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accordance with its then current Commercial Rules in Los Angeles County,
California, for arbitration and the parties shall be bound by the results of such arbitration in accordance with the California Code of Civil Procedure
Section 1283.05. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party to any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in the case of Company, by its duly authorized officer, all as of the date first above written.

DOVE AUDIO, INC.


By: /s/ MICHAEL VINER                           /s/ DEBORAH RAFFIN
   -------------------------------              ---------------------------
        Michael Viner, President                    Deborah Raffin


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